BCB BANCORP, INC.

                           CHANGE IN CONTROL AGREEMENT
                                       FOR
                               THOMAS M. COUGHLIN

     This AGREEMENT is made effective as of October 12, 2006 by and between BCB BANCORP, INC., (the "Company"), and THOMAS M. COUGHLIN (the "Executive"). Any reference to "Bank" herein shall mean BAYONNE COMMUNITY BANK, a New Jersey commercial bank or any successor thereto.

     WHEREAS, the Company and the Bank recognize the substantial contribution the Executive has made to the Company and the Bank and the Company and the Bank wish to protect his position therewith for the period provided in this Agreement; and

     WHEREAS, the Executive has been elected to, and has agreed to serve in the position of Chief Operating Officer and Chief Financial Officer for the Company and in the position of Chief Operating Officer and Chief Financial Officer for the Bank, which are positions of substantial responsibility;

     NOW, THEREFORE, in consideration of the contribution of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.       TERM OF AGREEMENT

     The "term" of this Agreement shall be thirty-six (36) full calendar months from the effective date of this Agreement set forth above, and shall include any extension or renewal made pursuant to this Section. Commencing on October 12, 2006 and continuing on October 12th of each year thereafter (the "Anniversary Date"), this Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal ("Non-Renewal Notice") is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, that this Agreement shall terminate at the end of thirty-six (36) months following such Anniversary Date.

2. CHANGE IN CONTROL

     This Agreement provides for certain payments and benefits to Executive only in the event of Change in Control.

     A "Change in Control" shall mean (i) a change in the ownership of the Company or Bank, (ii) a change in the effective control of the Company or Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or Bank, as described below.

     (a) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in 2005 Proposed Treasury Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Company or Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or Bank is outstanding.

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     (b) A change in the effective  control of the Company or Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in 2005 Proposed Treasury Regulations section 1.409A-3(g)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing 35 percent or more of the total voting power of the stock of the Company or Bank, or (ii) a majority of the members of the Company's or Bank's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's or Bank's board of directors prior to the date of the appointment or election, provided that this subsection "(ii)" is inapplicable where a majority shareholder of the Company or Bank is another corporation.

     (c) A change in a substantial portion of the Company's or Bank's assets occurs on the date that any one person or more than one person acting as a group (as defined in 2005 Proposed Treasury Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Company or Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of 2005 Proposed Treasury Regulations section 1.409A-3(g)(5), except to the extent that such proposed regulations are superseded by subsequent guidance.

3. PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

     (a) Upon the occurrence of a Change in Control (and even if the Executive's employment will not terminate as a result of such Change in Control), the Company or the Bank shall pay the Executive (or in the event of his subsequent death, his estate), a cash lump sum equal to 2.999 of the Executive's "base amount" as calculated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor thereto); provided, however, that such amounts shall be subject to applicable withholding taxes. "Base amount" generally means the Executive's average annual compensation for services performed for the Company and the Bank which was includible in the Executive's gross income for the most recent five (5) taxable years ending before the date of the Change in Control.

     (b) Upon the occurrence of a Change in Control, the Executive will have such rights as specified in any other employee benefit plan (including, but not limited to, equity compensation plans).

     (c) Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to the Executive (the "Change in Control Benefits") constitute an "excess parachute payment"

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under Code Section 280G, and in order to avoid such a result,  Change in Control
Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's "base amount," as determined in accordance with Code Section 280G. The allocation of the reduction required hereby among Change in Control Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Executive.

     (d) Upon the occurrence of a Change in Control, the acquirer shall be obligated to provide health insurance coverage to the Executive and his dependents, at no cost to the Executive, for a period of thirty-six (36) months from the date of the Change in Control at a level comparable to the health benefits provided to the Executive and his dependents by the Company and/or the Bank immediately prior to the Change in Control. Such health insurance benefits shall not be subject to the reduction described in Section 3(c).

4.       SOURCE OF PAYMENTS

     It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company or the Bank, provided, however, that in the event that the payment of any amounts due under Section 3 above is made by the Bank, such payment shall offset the payment due from the Company hereunder.

5.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company, the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

6. NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company, the Bank and their respective successors and assigns.

7. MODIFICATION AND WAIVER

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision

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of this Agreement,  except by written  instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8. REQUIRED PROVISIONS

     Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

9.       SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.      HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.      GOVERNING LAW

     (a) The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey.

     (b) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the Company, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

12.      PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company or the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

13.      SUCCESSOR TO THE COMPANY OR BANK

     The Company and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or

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substantially  all the business or assets of the Company or the Bank,  expressly and unconditionally to assume and agree to perform the Company's or the Bank's obligations under this Agreement, in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession or assignment had taken place.

14.      SIGNATURES

     IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by its duly authorized officers, and the Executive has signed this Agreement, on the day and date first above written.

                                   BCB BANCORP, INC.



                                   By: /s/ Mark D. Hogan
                                          -----------------------------
                                          Mark D. Hogan
                                          Chairman of the Board

                                    BAYONNE COMMUNITY BANK



                                     By: /s/ Mark D. Hogan
                                          -----------------------------
                                          Mark D. Hogan
                                          Chairman of the Board



                                     EXECUTIVE



                                      By:  /s/ Thomas M. Coughlin
                                          --------------------------------------
                                          Thomas M. Coughlin
                                          Chief Operating Officer and
                                           Chief Financial Officer

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